Exhibit 10.1

AMENDED AND RESTATED
JACKSONVILLE SAVINGS BANK
SALARY CONTINUATION PLAN I

This Amended and Restated Salary Continuation Plan (the “Plan”), is adopted the 24th day of April, 2012 by Jacksonville Savings Bank, a state-chartered savings bank located in Jacksonville, Illinois (the “Company”).

WITNESSETH:

WHEREAS, the Company adopted the Jacksonville Savings Bank Salary Continuation Plan I September 2nd, 2008 (the “Original Plan”); and

WHEREAS, the Company now wishes to amend and restate the Original Plan to provide greater clarity with respect to the amounts of benefits to be provided and their timing.

NOW THEREFORE, in Company adopts the following Plan:

ARTICLE 1
DEFINITIONS

For the purpose of this Plan, the following phrases or terms shall have the indicated meanings:

1.1 “Account Value” means the amount shown on a Participant’s Schedule A under the heading “Account Value.”  This amount may be different from the Accrued Benefit.  The Account Value for any date other than the last day of a Plan Year shall be determined by adding the prorated increase attributable to the current Plan Year to the Account Value for the previous Plan Year.

1.2 “Administrator” means the Board or its designee.

1.3 “Affiliate” means any business entity with whom the Company would be considered a single Company under Section 414(b) and 414(c) of the Code.  Such term shall be interpreted in a manner consistent with the definition of “service recipient” contained in Code Section 409A.

1.4 “Beneficiary” means the person or persons designated in writing by a Participant to receive benefits hereunder in the event of the Participant’s death.

1.5 “Beneficiary Designation Form” means the form established from time to time by the Administrator that the Participant completes signs and returns to the Administrator to designate one or more Beneficiaries

1.6 “Board” means the Board of Directors of the Company.

1.7 “Cause” means any of the following acts or circumstances: gross negligence or gross neglect of duties to the Company; conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Participant’s employment with the Company; or fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Participant's employment and resulting in a material adverse effect on the Company.

1.8 “Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as such change is defined in Code Section 409A and regulations thereunder.

1.9 “Claimant” means a person who believes that he or she is being denied a benefit to which he or she is entitled hereunder.

1.10 “Code” means the Internal Revenue Code of 1986, as amended.

1.11 “Disability” means a condition of a Participant whereby the Participant either: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.  The Administrator will determine whether the Participant has incurred a Disability based on its own good faith determination and may require the Participant to submit to reasonable physical and mental examinations for this purpose.  The Participant will also be deemed to have incurred a Disability if determined to be totally disabled by the Social Security Administration or in accordance with a disability insurance program, provided that the definition of disability applied under such disability insurance program complies with the initial sentence of this Section.

1.12 “Early Retirement” means Separation from Service after Early Retirement Age and before Normal Retirement Age.

1.13 “Early Retirement Age” for a particular Participant means the date the Participant attains age fifty-five (55) and completes five (5) Years of Service.

1.14  “Effective Date” means January 1, 2008.

1.15 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.16 “Normal Retirement Age” ” for a particular Participant means the date the Participant attains age sixty-five (65).

1.17 “Participant” means an employee of the Company (i) who is selected to participate in the Plan, (ii) who elects to participate in the Plan, (iii) who signs a Participation Agreement, (iv) whose Participation Agreement and Beneficiary Designation Form are accepted by the Administrator, (v) who commences participation in the Plan, and (whose participation has not terminated.

1.18 “Participation Agreement” means the form established by the Administrator that the Participant completes, signs and returns to the Administrator to acknowledge participation in the Plan.

1.19 “Plan Year” means each twelve (12) month period commencing on January 1 and ending on December 31 of each year.  The initial Plan Year shall commence on the Effective Date and end on the following December 31.

1.20 “Schedule A” means the schedule attached to a Participant’s Participation Agreement and made a part hereof.  Schedule A shall be updated upon a change to any of the benefits described in Article 3 hereof.

1.21 “Separation from Service” means a termination of the Participant’s employment with the Company and its Affiliates for reasons other than death or Disability.  A Separation from Service may occur as of a specified date for purposes of the Plan even if the Participant continues to provide some services for the Company or its Affiliates after that date, provided that the facts and circumstances indicate that the Company and the Participant reasonably anticipated at that date that either no further services would be performed after that date, or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than fifty percent (50%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period (or the full period during which the Participant performed services for the Company, if that is less than thirty-six (36) months).  A Separation from Service will not be deemed to have occurred while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months or, if longer, the period for which a statute or contract provides the Participant with the right to reemployment with the Company.  If the Participant’s leave exceeds six (6) months but the Participant is not entitled to reemployment under a statute or contract, the Participant incurs a Separation of Service on the next day following the expiration of such six (6) month period.  In determining whether a Separation of Service occurs the Administrator shall take into account, among other things, the definition of “service recipient” and “Company” set forth in Treasury regulation §1.409A-1(h)(3).  The Administrator shall have full and final authority, to determine conclusively whether a Separation from Service occurs, and the date of such Separation from Service.

1.22 “Specified Employee” means an individual that satisfies the definition of a “key employee” of the Company as such term is defined in Code §416(i) (without regard to Code §416(i)(5)), provided that the stock of the Company is publicly traded on an established securities market or otherwise, as defined in Code §1.897-1(m).  If the Participant is a key employee at any time during the twelve (12) months ending on December 31, the Participant is a Specified Employee for the twelve (12) month period commencing on the first day of the following April.

1.23 “Years of Service” means the twelve (12) consecutive month period beginning on the Participant’s date of hire and any twelve (12) month anniversary thereof during the entirety of which the Participant is an employee of the Company.  Service with a subsidiary or other entity controlled by the Company before the time the entity became a subsidiary or came under the control of the Company shall not be considered credited service.

ARTICLE 2
ELIGIBILITY AND PARTICIPATION

2.1           Selection by Administrator.  Participation in the Plan shall be limited to those employees of the Company selected by the Administrator, in its sole discretion, to participate in the Plan.  Participation in the Plan shall be limited to a select group of management or highly compensated employees employed by or providing services to the Bank.

2.2           Enrollment Requirements.  As a condition to participation, and in addition to the requirements in Section 2.1, each selected employee shall complete, execute and return to the Administrator (i) a Participation Agreement Form and (ii) a Beneficiary Designation Form.  In addition, the Administrator may establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.3           Eligibility; Commencement of Participation.  Provided an employee selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Administrator, that employee will become a Participant, be covered by the Plan and will be eligible to receive benefits at the time and in the manner provided hereunder, subject to the provisions of the Plan.

2.4           Termination of Participation.  If the Administrator determines that a Participant no longer qualifies as a member of a select group of management or highly compensated employees as such group is determined according to ERISA, the Administrator shall have the right to prevent the Participant from accruing additional benefits hereunder.

ARTICLE 3
PAYMENT OF BENEFITS

3.1           Normal Retirement Benefit.  Upon Separation from Service after Normal Retirement Age, the Company shall pay the Participant the annual benefit shown on the Participant’s Participation Agreement.  The annual benefit will be paid in equal monthly installments commencing the month following Separation from Service and continuing for ten (10) years, subject to the conditions and limitations hereinafter set forth.

3.2           Early Retirement Benefit.  If Early Retirement occurs, the Company shall pay the Participant the annual Early Retirement benefit shown on the Participant’s Schedule A for the Plan Year ending immediately prior to Separation from Service.  The annual benefit will be paid in equal monthly installments commencing the month following Separation from Service and continuing for ten (10) years.

3.3           Early Termination Benefit.  Except as provided in Section 3.5, if a Participant incurs a Separation from Service prior to Early Retirement Age, the Company shall not pay the Participant any benefit hereunder.

3.4           Disability Benefit.  In the event the Participant suffers a Disability prior to Normal Retirement Age the Company shall pay the Participant the annual Disability benefit shown on the Participant’s Schedule A for the Plan Year ending immediately prior to Disability.  The annual benefit will be paid in equal monthly installments commencing the month following Disability and continuing for ten (10) years.

3.5           Change in Control Benefit.  If a Change in Control occurs, followed by Separation of Service prior to Normal Retirement Age, the Company shall pay the Participant the Normal Retirement Benefit shown on the Participant’s Participation Agreement.  The annual benefit will be paid in equal monthly installments commencing the month following Separation from Service and continuing for ten (10) years.

3.6           Death Prior to Commencement of Benefit Payments.  In the event a Participant dies prior to Separation from Service and Disability, the Company shall pay the Participant’s Beneficiary the Normal Retirement Benefit shown on the Participant’s Participation Agreement.  The annual benefit will be paid in equal monthly installments commencing the month following the Participant’s death and continuing for ten (10) years.

3.7           Death Subsequent to Commencement of Benefit Payments.  In the event a Participant dies while receiving payments, but prior to receiving all payments due and owing hereunder, the Company shall pay the Participant’s Beneficiary the same amounts at the same times as the Company would have paid the Participant had the Participant survived.

3.8           Termination for Cause.  If the Company terminates a Participant’s employment for Cause, then that Participant shall not be entitled to any benefits under the terms of this Plan.

3.9           Restriction on Commencement of Distributions.  Notwithstanding any provision of this Plan to the contrary, if a Participant is considered a Specified Employee at the time of Separation from Service, the provisions of this Section shall govern all distributions to that Participant hereunder.  Distributions which would otherwise be made to the Participant due to Separation from Service shall not be made during the first six (6) months following Separation from Service.  Rather, any distribution which would otherwise be paid to the Participant during such period shall be accumulated and paid to the Participant in a lump sum on the first day of the seventh month following Separation from Service, or if earlier, upon the Participant’s death.  All subsequent distributions shall be paid as they would have had this Section not applied.

3.10           Acceleration of Payments.  Except as specifically permitted herein, no acceleration of the time or schedule of any payment may be made hereunder.  Notwithstanding the foregoing, payments may be accelerated, in accordance with the provisions of Treasury Regulation §1.409A-3(j)(4) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the federal government; (iii) in compliance with the ethics laws or conflicts of interest laws; (iv) in limited cashouts (but not in excess of the limit under Code §402(g)(1)(B)); (v) to pay employment-related taxes; or (vi) to pay any taxes that may become due at any time that the Plan fails to meet the requirements of Code Section 409A.

3.11           Delays in Payment by Company.  A payment may be delayed to a date after the designated payment date under any of the circumstances described below, and the provision will not fail to meet the requirements of establishing a permissible payment event.  The delay in the payment will not constitute a subsequent deferral election, so long as the Company treats all payments to similarly situated Participants on a reasonably consistent basis.

(a)           Payments subject to Code Section 162(m).  If the Company reasonably anticipates that the Company’s deduction with respect to any distribution under this Plan would be limited or eliminated by application of Code Section 162(m), then to the extent deemed necessary by the Company to ensure that the entire amount of any distribution from this Plan is deductible, the Company may delay payment of any amount that would otherwise be distributed under this Plan.  The delayed amounts shall be distributed to the Participant (or the Beneficiary in the event of the Participant’s death) at the earliest date the Company reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m).

(b)           Payments that would violate Federal securities laws or other applicable law.  A payment may be delayed where the Company reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law provided that the payment is made at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation.  The making of a payment that would cause inclusion in gross income or the application of any penalty provision of the Internal Revenue Code is not treated as a violation of law.

(c)           Solvency.  Notwithstanding the above, a payment may be delayed where the payment would jeopardize the ability of the Company to continue as a going concern.

3.12           Treatment of Payment as Made on Designated Payment Date.  Solely for purposes of determining compliance with Code Section 409A, any payment under this Plan made after the required payment date shall be deemed made on the required payment date provided that such payment is made by the latest of: (i) the end of the calendar year in which the payment is due; (ii) the 15th day of the third calendar month following the payment due date; (iii) if Company cannot calculate the payment amount on account of administrative impracticality which is beyond the Participant’s control, the end of the first calendar year which payment calculation is practicable; and (iv) if Company does not have sufficient funds to make the payment without jeopardizing the Company’s solvency, in the first calendar year in which the Company’s funds are sufficient to make the payment.

3.13           Facility of Payment.  If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Administrator may make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence; or (ii) to the conservator or administrator or, if none, to the person having custody of an incompetent payee.  Any such distribution shall fully discharge the Company and the Administrator from further liability on account thereof.

3.14           Excise Tax Limitation.  Notwithstanding any provision of this Plan to the contrary, if any benefit payment hereunder would be treated as an “excess parachute payment” under Code Section 280G, the Company shall reduce such benefit payment to the extent necessary to avoid treating such benefit payment as an excess parachute payment.  An effected Participant shall be entitled to only the reduced benefit and shall forfeit any amount over and above the reduced amount.

3.15           Changes in Form of Timing of Benefit Payments.  The Company may, subject to the terms hereof, amend this Plan to delay the timing or change the form of payments.  Any such amendment:

(a)           must take effect not less than twelve (12) months after the amendment is made;
(b)           must, for benefits distributable due solely to the arrival of a specified date, or on account of Separation from Service or Change in Control, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made;
(c)           must, for benefits distributable due solely to the arrival of a specified date, be made not less than twelve (12) months before distribution is scheduled to begin; and
(d)           may not accelerate the time or schedule of any distribution.

ARTICLE 4
BENEFICIARIES

4.1           Designation of Beneficiaries.  Each Participant may designate any person to receive any benefits payable under the Plan upon the Participant’s death, and the designation may be changed from time to time by the Participant by filing a new designation.  Each designation will revoke all prior designations by the Participant, shall be in the form prescribed by the Administrator, and shall be effective only when filed in writing with the Administrator during the Participant’s lifetime.  If a Participant names someone other than the Participant’s spouse as a Beneficiary, the Administrator may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Administrator, executed by the Participant’s spouse and returned to the Administrator.  A Participant’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Participant or if the Participant names a spouse as Beneficiary and the marriage is subsequently dissolved.

4.2           Absence of Beneficiary Designation.  In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by a Participant, the Company shall pay the benefit payment to the Participant’s spouse.  If the spouse is not living then the Company shall pay the benefit payment to the Participant’s living descendants per stirpes, and if there no living descendants, to the Participant’s estate.  In determining the existence or identity of anyone entitled to a benefit payment, the Company may rely conclusively upon information supplied by the Participant’s personal representative, executor, or administrator.

ARTICLE 5
ADMINISTRATION

5.1           Administrator Duties.  The Administrator shall be responsible for the management, operation, and administration of the Plan.  When making a determination or calculation, the Administrator shall be entitled to rely on information furnished by the Company, Participant or Beneficiary.  No provision of this Plan shall be construed as imposing on the Administrator any fiduciary duty under ERISA or other law, or any duty similar to any fiduciary duty under ERISA or other law.

5.2           Administrator Authority.  The Administrator shall enforce this Plan in accordance with its terms, shall be charged with the general administration of this Plan, and shall have all powers necessary to accomplish its purposes.

5.3           Binding Effect of Decision.  The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation or application of this Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in this Plan.

5.4           Compensation, Expenses and Indemnity.  The Administrator shall serve without compensation for services rendered hereunder.  The Administrator is authorized at the expense of the Company to employ such legal counsel and/or recordkeeper as it may deem advisable to assist in the performance of its duties hereunder.  Expense and fees in connection with the administration of this Plan shall be paid by the Company.

5.5           Company Information.  The Company shall supply full and timely information to the Administrator on all matters relating to a Participant’s compensation, death, Disability or Separation from Service and such other information as the Administrator reasonably requires.

5.6           Compliance with Code Section 409A.  The Company and the Participant intend that the Plan comply with the provisions of Code Section 409A to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year prior to the year in which amounts are actually paid to the Participant or Beneficiary.  This Plan shall be construed, administered and governed in a manner that affects such intent, and the Administrator shall not take any action that would be inconsistent therewith.

ARTICLE 6
CLAIMS AND REVIEW PROCEDURES

6.1           Claims Procedure.  A Claimant who has not received benefits under this Plan that he or she believes should be distributed shall make a claim for such benefits as follows.

(a)           Initiation – Written Claim.  The Claimant initiates a claim by submitting to the Administrator a written claim for the benefits.  If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant.  All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred.  The claim must state with particularity the determination desired by the Claimant.
(b)           Timing of Administrator Response.  The Administrator shall respond to such Claimant within ninety (90) days after receiving the claim.  If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional ninety (90) days by notifying the Claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

(c)           Notice of Decision.  If the Administrator denies part or all of the claim, the Administrator shall notify the Claimant in writing of such denial.  The Administrator shall write the notification in a manner calculated to be understood by the Claimant.  The notification shall set forth:  (i) the specific reasons for the denial; (ii) a reference to the specific provisions of this Plan on which the denial is based; (iii) a description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed; (iv) an explanation of this Plan’s review procedures and the time limits applicable to such procedures; and (v) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

6.2           Review Procedure.  If the Administrator denies part or all of the claim, the Claimant shall have the opportunity for a full and fair review by the Administrator of the denial as follows.

(a)           Initiation – Written Request.  To initiate the review, the Claimant, within sixty (60) days after receiving the Administrator’s notice of denial, must file with the Administrator a written request for review.
(b)           Additional Submissions – Information Access.  The Claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.  The Administrator shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.
(c)           Considerations on Review.  In considering the review, the Administrator shall take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
(d)           Timing of Administrator Response.  The Administrator shall respond in writing to such Claimant within sixty (60) days after receiving the request for review.  If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional sixty (60) days by notifying the Claimant in writing, prior to the end of the initial sixty (60) day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.
(e)           Notice of Decision.  The Administrator shall notify the Claimant in writing of its decision on review.  The Administrator shall write the notification in a manner calculated to be understood by the Claimant.  The notification shall set forth:  (a) the specific reasons for the denial; (b) a reference to the specific provisions of this Plan on which the denial is based; (c) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and (d) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

ARTICLE 7
AMENDMENT AND TERMINATION

7.1           Amendment Generally.  This Plan may be amended only by a written agreement signed by the Company, provided that such amendment does not reduce or eliminate any vested benefit hereunder.

7.2           Amendment to Insure Proper Characterization.  Notwithstanding anything in this Plan to the contrary, the Plan may be amended by the Company at any time, if found necessary in the opinion of the Company,( i) to ensure that the Plan is characterized as plan of deferred compensation maintained for a select group of management or highly compensated employees as described under ERISA, (ii) to conform the Plan to the requirements of any applicable law or (iii) to comply with the written instructions of the Company’s auditors or banking regulators.

7.3           Termination Generally.  This Plan may be terminated only by a written agreement signed by the Company.  In case of such termination, the benefit to be paid to each Participant hereunder shall be the Participant’s Account Value.  However, except as provided in Section 7.4, Plan termination shall not cause a distribution of benefits hereunder.  Rather, upon termination benefit distributions will be made at the earliest distribution event permitted under Article 2.

7.4           Effect of Complete Termination.  Notwithstanding anything to the contrary in Section 7.3, and subject to the requirements of Code Section 409A and Treasury Regulations §1.409A-3(j)(4)(ix), at certain times the Company may completely terminate and liquidate the Plan.  In the event of such a complete termination, the Company shall pay the Account Value to the Participant.  Such complete termination of the Plan shall occur only under the following circumstances and conditions.

(a)           Corporate Dissolution or Bankruptcy.  The Company may terminate and liquidate this Plan within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that all benefits paid under the Plan are included in the Participant’s gross income in the latest of: (i) the calendar year which the termination occurs; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.
(b)           Change in Control.  The Company may terminate and liquidate this Plan by taking irrevocable action to terminate and liquidate within the thirty (30) days preceding or the twelve (12) months following a Change in Control.  This Plan will then be treated as terminated only if all substantially similar arrangements sponsored by the Company which are treated as deferred under a single plan under Treasury Regulations §1.409A-1(c)(2) are terminated and liquidated with respect to each participant who experienced the Change in Control so that the Participant and any participants in any such similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date the Company takes the irrevocable action to terminate the arrangements.

(c)           Discretionary Termination.  The Company may terminate and liquidate this Plan provided that: (i) the termination does not occur proximate to a downturn in the financial health of the Company; (ii) all arrangements sponsored by the Company and Affiliates that would be aggregated with any terminated arrangements under Treasury Regulations §1.409A-1(c) are terminated; (iii) no payments, other than payments that would be payable under the terms of this Plan if the termination had not occurred, are made within twelve (12) months of the date the Company takes the irrevocable action to terminate this Plan; (iv) all payments are made within twenty-four (24) months following the date the Company takes the irrevocable action to terminate and liquidate this Plan; and (v) neither the Company nor any of its Affiliates adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations §1.409A-1(c) if the Participant participated in both arrangements, at any time within three (3) years following the date the Company takes the irrevocable action to terminate this Plan.

ARTICLE 8
MISCELLANEOUS

8.1           No Effect on Other Rights.  This Plan and each Participant’s Participation Agreements constitute the entire agreement between the Company and the Participant as to the subject matter hereof.  No rights are granted to any Participant by virtue of this Plan other than those specifically set forth herein.  Nothing contained herein will confer upon the Participant the right to be retained in the service of the Company nor limit the right of the Company to discharge or otherwise deal with the Participant without regard to the existence hereof.

8.2           State Law.  To the extent, not governed by ERISA, the provisions of this Plan shall be construed and interpreted according to the internal law of the State of Illinois without regard to its conflicts of laws principles.

8.3           Validity.  In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

8.4           Nonassignability.  Benefits under this Plan cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

8.5           Unsecured General Creditor Status.  Payment to the Participant or any Beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be part of the general, unrestricted assets of the Company and no person shall have any interest in any such asset by virtue of any provision of this Plan.  The Company’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future.  In the event that the Company purchases an insurance policy insuring the life of the Participant to recover the cost of providing benefits hereunder, neither the Participant nor the Beneficiary shall have any rights whatsoever in said policy or the proceeds therefrom.

8.6           Life Insurance.  If the Company chooses to obtain insurance on the life of a Participant in connection with its obligations under this Plan, the Participant hereby agrees to take such physical examinations and to truthfully and completely supply such information as may be required by the Company or the insurance company designated by the Company.

8.7           Unclaimed Benefits.  The Participant shall keep the Company informed of the Participant’s current address and the current address of the Beneficiary.  If the location of the Participant is not made known to the Company within three years after the date upon which any payment of any benefits may first be made, the Company shall delay payment of the Participant’s benefit payment(s) until the location of the Participant is made known to the Company; however, the Company shall only be obligated to hold such benefit payment(s) for the Participant until the expiration of three (3) years.  Upon expiration of the three (3) year period, the Company may discharge its obligation by payment to the Beneficiary.  If the location of the Beneficiary is not made known to the Company by the end of an additional two (2) month period following expiration of the three (3) year period, the Company may discharge its obligation by payment to the Participant’s estate.  If there is no estate in existence at such time or if such fact cannot be determined by the Company, the Participant and Beneficiary shall thereupon forfeit all rights to any benefits provided under this Plan.

8.8           Suicide or Misstatement.  No benefit shall be distributed hereunder if the Participant commits suicide within two (2) years after the Effective Date, or if an insurance company which issued a life insurance policy covering the Participant and owned by the Company denies coverage (i) for material misstatements of fact made by the Participant on an application for life insurance, or (ii) for any other reason.

8.9           Removal. Notwithstanding anything in this Plan to the contrary, the Company shall not distribute any benefit under this Plan if a Participant is subject to a final removal or prohibition order issued pursuant to Section 8(e) of the Federal Deposit Insurance Act.  Furthermore, any payments made to a Participant pursuant to this Plan shall, if required, comply with 12 U.S.C. 1828, FDIC Regulation 12 CFR Part 359 and any other regulations or guidance promulgated thereunder.

8.10          Forfeiture Provision.  A Participant shall forfeit any non-distributed benefits under this Agreement if during the term of his employment or within twenty-four (24) months following a Separation from Service, the Participant, directly or indirectly, either as an individual or as a proprietor, stockholder, member, manager, partner, officer, director, employee, agent, consultant or independent contractor of any individual, partnership, corporation, limited liability company or other entity (excluding an ownership interest of three percent (3%) or less in the stock of a publicly-traded company):

(a)           becomes employed by, participates in, or becomes connected in any manner with the ownership, management, operation or control of any bank, savings and loan or other similar financial institution if the Participant’s responsibilities will include providing banking or other financial services within twenty-five (25) miles of any office maintained by the Company as of the date of the termination of the Participant’s employment;
(b)           participates in any way in hiring or otherwise engaging, or assisting any other person or entity in hiring or otherwise engaging, on a temporary, part-time or permanent basis, any individual who was employed by the Company as of the date of termination of the Participant’s employment;
(c)           assists, advises, or serves in any capacity, representative or otherwise, any third party in any action against the Company or transaction involving the Company;
(d)           sells, offers to sell, provides banking or other financial services, assists any other person in selling or providing banking or other financial services, or solicits or otherwise competes for, either directly or indirectly, any orders, contract, or accounts for services of a kind or nature like or substantially similar to the financial services performed or financial products sold by the Company (the preceding hereinafter referred to as “Services”), to or from any person or entity from whom the Participant or the Company, to the knowledge of the Participant provided banking or other financial services, sold, offered to sell or solicited orders, contracts or accounts for Services during the two (2) year period immediately prior to the termination of the Participant’s employment;
(e)           divulges, discloses, or communicates to others in any manner whatsoever, any confidential information of the Company, to the knowledge of the Participant, including, but not limited to, the names and addresses of customers or prospective customers, of the Company or any Subsidiary, as they may have existed from time to time, of work performed or services rendered for any customer, any method and/or procedures relating to projects or other work developed for the Company, earnings or other information concerning the Company. The restrictions contained in this subparagraph (e) apply to all information regarding the Company, regardless of the source who provided or compiled such information.  Notwithstanding anything to the contrary, all information referred to herein shall not be disclosed unless and until it becomes known to the general public from sources other than the Participant.

8.11          Solicitation after Separation from Service.  If during the period of two (2) years following a Participant’s Separation from Service the Participant, without the prior written consent of the Company, solicits any employee of the Company for the purpose of hiring such employee away from the company, then the Participant shall forfeit any benefits under this Plan.  Further, if during the period of two (2) years following a Participant’s Separation from Service the Participant, without the prior written consent of the Company, solicits any customer of the Company for the purpose of obtaining such customer’s business relationship in any manner that would be deemed as competitive to the Company, then the Participant shall forfeit any benefits under this Plan.

8.12          Change in Control.  The provisions detailed in Sections 8.10 and 8.11 shall not be enforceable following a Change in Control.

8.13          Notice.  Any notice, consent or demand required or permitted to be given to the Company or Administrator under this Plan shall be sufficient if in writing and hand-delivered or sent by registered or certified mail to the Company’s principal business office.  Any notice or filing required or permitted to be given to a Participant or Beneficiary under this Plan shall be sufficient if in writing and hand-delivered or sent by mail to the last known address of the Participant or Beneficiary, as appropriate.  Any notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or on the receipt for registration or certification.

8.14          Headings and Interpretation.  Headings and sub-headings in this Plan are inserted for reference and convenience only and shall not be deemed part of this Plan.  Wherever the fulfillment of the intent and purpose of this Plan requires and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

8.15          Alternative Action.  In the event it becomes impossible for the Company or the Administrator to perform any act required by this Plan due to regulatory or other constraints, the Company or Administrator may perform such alternative act as most nearly carries out the intent and purpose of this Plan and is in the best interests of the Company, provided that such alternative act does not violate Code Section 409A.

8.16          Coordination with Other Benefits.  The benefits provided for a Participant or the Beneficiary under this Plan are in addition to any other benefits available to the Participant under any other plan or program for employees of the Company.  This Plan shall supplement and shall not supersede, modify, or amend any other such plan or program except as may otherwise be expressly provided herein.

8.17          Inurement.  This Plan shall be binding upon and shall inure to the benefit of the Company, its successor and assigns, and the Participants, the Participants’ successors, heirs, executors, administrators, and the Beneficiaries.

8.18          Tax Withholding.  The Company may make such provisions and take such action as it deems necessary or appropriate for the withholding of any taxes which the Company is required by any law or regulation to withhold in connection with any benefits under the Plan.  Each Participant shall be responsible for the payment of individual tax liabilities relating to any benefits paid hereunder.

8.19          Aggregation of Plan.  If the Company offers other non-account balance deferred compensation plans, this Plan and those plans shall be treated as a single plan to the extent required under Code Section 409A.

IN WITNESS WHEREOF, a representative of the Company has executed this Plan as indicated below:

Company:

By:	/s/ Richard A. Foss
Its:	President and CEO